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Exhibit 99.26





                          STURM, RUGER & COMPANY, INC.
                      SOUTHPORT, CONNECTICUT  06490 U.S.A.
                 TELEPHONE:  (203) 259-7843  TWX: 710 459-3029


                                                           FOR IMMEDIATE RELEASE




For further information contact:
William B. Ruger, Jr.     (603) 863-3300
John M. Kingsley, Jr.     (203) 259-7843
Stephen L. Sanetti        (203) 259-7843


         SOUTHPORT, CT, June 9, 1995--Attached herewith is a joint press release for Callaway Golf Company and Sturm, Ruger & Company, Inc., issued yesterday.
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CALLAWAY GOLF AND STURM, RUGER & COMPANY ANNOUNCE FOUNDRY JOINT VENTURE

         CARLSBAD, Calif., June 8/ PRNewswire/--Callaway Golf Company (NYSE:
ELY) and Sturm, Ruger & Company will collaborate in the construction of a new foundry for the production of Great Big Bertha (TM) golf club heads, it was announced today. The joint announcement was made by Ely Callaway, chairman, Donald H. Dye, president of Callaway Golf and William R. Ruger. Sr., Chairman of Sturm, Ruger & Company.
         According to Callaway and Ruger, the new foundry represents a "50-50" investment venture by the two pioneering companies, and will accommodate a significant increase in the production capacity of Great Big Bertha (TM) titanium golf club heads. Sturm, Ruger & Co. is currently the sole supplier of the enlarged titanium heads used primarily for Callaway Golf Company's new Great Big Bertha (TM) Driver.
         Under this joint venture, Callaway Golf Company has committed to purchase, and Sturm, Ruger & Company has committed to produce, a minimum quantity of Great Big Bertha (TM) club heads costing Callaway a minimum of approximately $150,000,000 over the years 1996 through 1998;
         "As we anticipated nine months ago, the leading golf shops' and the players' reception to the Great Big Bertha (TM) Driver has been unusually strong even though this is probably the highest priced single golf club ever sold in substantial quantities. Golfers at all skill levels, including a substantial number of professionals, quickly see and appreciate the benefits of the Great Big Bertha (TM) Driver's enlarged size, and other unique design features," said Callaway.
         Said Ruger, "We're very pleased to take this bold step with Callaway Golf Company. The technologies developed in the manufacturing of our high-quality firearms have been effectively applied to the Great Big Bertha
(TM) Driver. The extraordinary integrated effort represents to us a bold but prudent step to substantially increase availability of this remarkable new golf club."
         Callaway Golf Company and Sturm, Ruger & Company will share joint ownership while Ruger will have managerial and operational responsibility for the foundry. It will be built on a 10-acre site owned by Ruger adjacent to its existing Ruger Investment Casting Foundry near Prescott, Ariz.

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                2285 Rutherford Road * Carlsbad, CA 92008-8815
          Telephone: (619) 931-1771 * Executive Fax: (619) 929-8120
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         "It's exciting that our two innovative companies have come together for a common goal," said Don Dye, president and COO of Callaway Golf Company. "Both are very large in our respective fields. And both have the financial resources and internal drive and dedication to produce the finest, highest quality products possible. With the completion of this foundry next year, our production capacity for Great Big Bertha (TM) golf club heads will significantly increase. This move enables us to take even greater advantage of Ruger's unparalleled expertise in precision titanium investment casting."
         The Ruger (R) Titanium club head for the Great Big Bertha (TM) Driver displaces a full 250cc. This is 25% larger than the Big Bertha (R) War Bird
(R), but is virtually equal in weight. Because of its unique design and larger hitting surface, the Great Big Bertha (TM) Driver is more forgiving with off-center shots.
         This unique golf club features a new proprietary ultra lightweight graphite shaft developed just for the Great Big Bertha (TM) golf club. In addition, Callaway's patented War Bird (R) soleplate, S2H2(R) design concept -- "Bore through shaft combined with No-Neck (TM)" -- provides the golfer with a greater degree of "feel", directional control, and ease of getting the ball successfully airborne.
         "We wanted to design, perfect and produce the most useful and forgiving golf club, regardless of cost," said Callaway, discussing the conception and development of the Great Big Bertha (TM) Driver. He explained that titanium is much lighter than stainless steel, and was suited perfectly to fit the new head design.
         Callaway approached Sturm, Ruger & Company. which for 46 years has manufactured a wide range of sporting firearms and has no equal in titanium investment casting technology. Ruger(R) Titanium is amazingly free of defects, extremely lightweight in nature, yet strong enough to perform successfully under the tremendous force of impact between ball and club.
         Callaway Golf Company is the world's largest manufacturer of high quality, innovative golf clubs with sales of $448 million in 1994. Callaway's primary products, in addition to the Great Big Bertha (TM) Driver, include the Big Bertha (R) War Bird(R) Metal Woods, Big Bertha(R) Irons and the new Big Bertha(R) Blade Putter. Sturm, Ruger & Company was founded in 1949 and today is the largest manufacturer of firearms in the country, offering a full line of sporting and hunting shotguns, bolt-action and auto-loading pistols and single and double-action revolvers.
         -0-                                       6/8/95
         /NOTE TO EDITORS: Callaway Golf press releases are available at no charge through PR Newswire's Company News On-Call fax service. For a menu of available Callaway Golf press releases or to retrieve a specific release, call 800-758-5804, ext. 124825./
         /CONTACT:  Krista Mallory of Callaway Golf, 619-931-1771/
         (ELY)

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